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                                                                   EXHIBIT 10.1

                         NOBLE DRILLING CORPORATION

                          EQUITY COMPENSATION PLAN
                         FOR NON-EMPLOYEE DIRECTORS

            ADOPTED BY THE BOARD OF DIRECTORS:  OCTOBER 24, 1996

         SECTION 1. ESTABLISHMENT AND PURPOSE. Noble Drilling Corporation, a Delaware corporation (the "Company"), hereby establishes this Noble Drilling Corporation Equity Compensation Plan for Non-Employee Directors (the "Plan"). The purposes of the equity compensation features of the Plan are to enable non-employee directors of the Company to acquire shares of the Company's common stock, and thereby to align their interests more closely with the interests of the other stockholders of the Company, and to encourage the highest level of director performance by providing the non-employee directors with a more direct interest in the Company's attainment of its financial goals.

         SECTION 2. CERTAIN DEFINITIONS. For purposes of the Plan, the following terms shall have the indicated meanings:

         (a) "Annual Retainer" shall have the meaning specified in Section 5(a) hereof.

         (b) "Board of Directors" means the Board of Directors of the Company.

         (c) "Common Stock" means the Common Stock, par value $.10 per share, of the Company, or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Stock.

         (d) "Compensation Committee" means the Compensation Committee of the Board of Directors.

         (e) The "Current Market Price" of the Common Stock on any date shall be deemed to be the greater of (i) the average of the daily closing prices of the Common Stock for the 15 consecutive trading days immediately preceding the day in question and (ii) the then per share par value of the Common Stock. The closing price for each such trading day shall be the closing sales price of the Common Stock as reported for the principal national stock exchange or stock market on which the Common Stock is then listed, or, if not reported for such exchange or market, on the composite tape, or, in case no such sale takes place on such trading day, the average of the reported closing bid and asked quotations for the Common Stock on such exchange or market, or, if the Common Stock is not listed on any national stock exchange or stock market, or no such quotations are available, the average of the high bid and low asked quotations for the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotations System or a similar organization. Such closing prices shall be appropriately adjusted to take into account any stock dividend, split or combination with respect to the Common Stock that occurs within such 15-day period.

         (f) "Outside Director" means an individual duly elected or chosen as a director of the Company who is not also a salaried officer or employee of the Company or any of its